Exhibit 99.1

SAFETY ANNOUNCES SECOND QUARTER 2014 RESULTS AND RAISES THIRD QUARTER 2014 DIVIDEND

Boston, Massachusetts, August 6, 2014.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported second quarter 2014 results.  Net income for the quarter ended June 30, 2014 was $21.4 million, or $1.40 per diluted share, compared to net income of $18.1 million, or $1.17 per diluted share, for the comparable 2013 period.  Net income for the six months ended June 30, 2014 was $33.5 million, or $2.18 per diluted share, compared to $32.0 million, or $2.08 per diluted share, for the comparable 2013 period.  Safety’s book value per share increased to $46.89 at June 30, 2014 from $45.18 at December 31, 2013.  Safety paid $0.60 per share in dividends to investors during both the quarters ended June 30, 2014 and June 30, 2013.  Safety paid $2.40 per share in dividends to investors during the year ended December 31, 2013.

Today, our Board of Directors approved and declared an increase in the quarterly cash dividend from $0.60 to $0.70 per share on the issued and outstanding common stock, payable on September 15, 2014 to shareholders of record at the close of business on September 2, 2014.

Direct written premiums for the quarter ended June 30, 2014 increased by $8.4 million, or 4.2%, to $207.3 million from $198.9 million for the comparable 2013 period.  Direct written premiums for the six months ended June 30, 2014 increased by $15.5 million, or 4.0%, to $399.9 million from $384.4 million for the comparable 2013 period.  The 2014 increase occurred primarily in our commercial automobile and homeowners lines of business, which experienced increases in average written premium per exposure of 6.4% and 3.7%, respectively. Written exposures increased in our commercial automobile and our homeowners lines of business by 5.6% and 6.3%, respectively.

Net written premiums for the quarter ended June 30, 2014 increased by $10.6 million, or 5.6%, to $200.4 million from $189.8 million for the comparable 2013 period.  Net written premiums for the six months ended June 30, 2014 increased by $17.9 million, or 4.9%, to $386.4 million from $368.5 million for the comparable 2013 period.  Net earned premiums for the quarter ended June 30, 2014 increased by $8.6 million, or 5.1%, to $178.2 million from $169.6 million for the comparable 2013 period.  Net earned premiums for the six months ended June 30, 2014 increased by $18.1 million, or 5.4%, to $354.1 million from $336.0 million for the comparable 2013 period.  Net written and net earned premiums increased primarily due to increases in our commercial automobile and homeowners business lines as discussed above.

Net investment income for the quarter ended June 30, 2014 increased by $0.2 million, or 1.9%, to $9.9 million from $9.7 million for the comparable 2013 period.  Net investment income for the six months ended June 30, 2014 increased by $0.4 million, or 1.8%, to $20.5 million from $20.1 million for the comparable 2013 period.  Net effective annualized yield on the investment portfolio for the quarter and six months ended June 30, 2014 was 3.3% and 3.4%, respectively compared to 3.4% and 3.5% for the comparable 2013 periods. Our duration was 3.8 years at June 30, 2014, down from 4.1 years at December 31, 2013.

For the quarter ended June 30, 2014, loss and loss adjustment expenses incurred increased by $1.6 million, or 1.5%, to $108.6 million from $107.0 million for the comparable 2013 period.  For the six months ended June 30, 2014, loss and loss adjustment expenses incurred increased by $10.3 million, or 4.7%, to $229.4 million from $219.1 million for the comparable 2013 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended June 30, 2014 were 60.9%, 30.5%, and 91.4%, respectively, compared to 63.1%, 30.4%, and 93.5%, respectively, for the comparable 2013 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the six months ended June 30, 2014 were 64.8%, 30.4%, and 95.2%, respectively, compared to 65.2%, 30.2%, and 95.4%, respectively, for the comparable 2013 period.  Total prior year favorable development included in the pre-tax results for the quarter and six months ended June 30, 2014 was $8.9 million and $19.9 million, respectively, compared to $7.0 million and $14.4 million, respectively, for the comparable 2013 periods.

Under the provisions of our share repurchase program, the Company purchased 460,023 of its common shares at a cost of $23.5 million during the quarter ended June 30, 2014.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2013 Form 10-K with the SEC on March 17, 2014 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.
Office of Investor Relations
877-951-2522
InvestorRelations@SafetyInsurance.com

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,075,650 and $1,087,232)	$1,111,248	$1,104,957
Equity securities, at fair value (cost: $84,974 and $83,134)	97,540	91,871
Other invested assets	7,552	5,748
Total investments	1,216,340	1,202,576
Cash and cash equivalents	37,740	55,877
Accounts receivable, net of allowance for doubtful accounts	191,149	169,304
Receivable for securities sold	660	1,320
Accrued investment income	9,813	10,329
Taxes recoverable	566	709
Receivable from reinsurers related to paid loss and loss adjustment expenses	11,943	4,588
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	58,823	60,346
Ceded unearned premiums	18,649	17,900
Deferred policy acquisition costs	69,110	63,388
Deferred income taxes	—	3,984
Equity and deposits in pools	22,655	18,733
Other assets	15,475	16,403
Total assets	$1,652,923	$1,625,457

Liabilities
Loss and loss adjustment expense reserves	$457,789	$455,014
Unearned premium reserves	403,638	370,583
Accounts payable and accrued liabilities	52,685	66,508
Payable for securities purchased	6,554	13,327
Payable to reinsurers	12,958	7,094
Deferred income taxes	3,752	—
Other liabilities	11,846	17,744
Total liabilities	949,222	930,270

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,288,504 and 17,207,929 shares issued	173	172
Additional paid-in capital	173,177	170,391
Accumulated other comprehensive income, net of taxes	31,306	17,200
Retained earnings	582,880	567,792
Treasury stock, at cost: 2,279,570 and 1,819,547 shares	(83,835)	(60,368)
Total shareholders’ equity	703,701	695,187
Total liabilities and shareholders’ equity	$1,652,923	$1,625,457

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net earned premiums	$178,150	$169,550	$354,120	$335,989
Net investment income	9,909	9,727	20,482	20,114
Net realized gains on investments	379	140	399	542
Finance and other service income	4,508	4,584	9,032	9,152
Total revenue	192,946	184,001	384,033	365,797

Losses and loss adjustment expenses	108,550	106,976	229,438	219,121
Underwriting, operating and related expenses	54,418	51,467	107,825	101,565
Interest expense	23	21	45	43
Total expenses	162,991	158,464	337,308	320,729

Income before income taxes	29,955	25,537	46,725	45,068
Income tax expense	8,532	7,478	13,177	13,025
Net income	$21,423	$18,059	$33,548	$32,043

Earnings per weighted average common share:
Basic	$1.40	$1.17	$2.19	$2.09
Diluted	$1.40	$1.17	$2.18	$2.08

Cash dividends paid per common share	$0.60	$0.60	$1.20	$1.20

Number of shares used in computing earnings per share:
Basic	15,271,200	15,380,053	15,307,808	15,359,983
Diluted	15,352,692	15,421,300	15,379,199	15,389,236

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Written Premiums
Direct	$207,251	$198,875	$399,911	$384,429
Assumed	6,894	5,227	14,338	11,263
Ceded	(13,743)	(14,253)	(27,824)	(27,155)
Net written premiums	$200,402	$189,849	$386,425	$368,537

Earned Premiums
Direct	$186,139	$178,146	$369,011	$351,835
Assumed	5,780	4,441	12,184	9,765
Ceded	(13,769)	(13,037)	(27,075)	(25,611)
Net earned premiums	$178,150	$169,550	$354,120	$335,989